UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

Commission File Number: 000-53274

Farm Lands of Africa, Inc.
(Exact name of registrant as specified in its charter)

Nevada	83-0510954
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

401 Atlantic Suites, Europort, Gibraltar
(Address of principal executive offices)

+353 696 8961
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets.

As previously reported in the current report on Form 8-K filed by Farm Lands of Africa, Inc., a Nevada corporation (the “Company”), with the SEC on August 3, 2012, on July 30, 2012, the Company entered into a Share Exchange Agreement with Buddhavarapu Farms SA, a Guinea corporation (“BFS”), and shareholders of BFS, whereby the Company agreed to issue to the BFS shareholders an aggregate of 18,416,670 shares of its common stock in exchange for all issued and outstanding shares of BFS.

The closing of transactions contemplated by the Share Exchange Agreement occurred on September 28, 2012. As a result, (i) BFS became a wholly-owned subsidiary of the Company, and (ii) Buddhavarapu Investments Ltd, a British Virgin Islands company and one of the former shareholders of BFS, became a holder of 14,457,086 shares of the Company’s common stock or 52.3% of the issued and outstanding shares of the Company’s common stock. In consideration for these shares, Buddhavarapu Investments Ltd transferred to the Company 785 shares of BFS. Buddhavarapu Investments Ltd is controlled by Mr. S.N. Kumar Buddhavarapu who is a current member of the Company’s board of directors elected in connection with the share exchange.

Item 3.02  Unregistered Sales of Equity Securities.

On September 28, 2012, in exchange for all issued and outstanding stock of BFS the Company issued to BFS shareholders 18,416,670 shares of its common stock.

The shares of the Company’s common stock issued to BFS shareholders have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company issued these securities in reliance on the exemption from registration provided by Section 4(2) of the 1933 Act and Regulation S promulgated thereunder. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 5.01  Changes in Control of Registrant

The information provided in Item 2.01 of this Current Report on Form 8-K is hereby incorporated into this Item 5.01 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2012

FARM LANDS OF AFRICA, INC.

By:	/s/ Mark Keegan
Mark Keegan
Chief Executive Officer